Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2022 First Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, May 12, 2022

Birmingham, MI, May 11, 2022 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 8.5% to $33.0 million
•	Commercial Lines gross written premium increased 5.0% to $28.6 million
•	Personal Lines gross written premium increased 38.9% to $4.4 million
•	Net earned premium increased 4.9% to 24.0 million
•	Expense ratio decreased to 37.5%, down 710 basis points from Q1 2021
•	Book value per share of $3.13 as of March 31, 2022

James Petcoff, Executive Chairman and Co-CEO, commented, “While we are very encouraged by the  strong and sustainable top line growth experienced in our most profitable lines of business, generated largely through consistent rate increases in the period, our results were clearly hampered by development on select older accident years.  As always, we remain committed to mitigating any future development, as we continue to strengthen our overall reserve position over time.  In the quarter, we were also pleased to see the positive impact of our on-going expense reduction efforts.  We fully expect this expense ratio trend to persist, as we move toward sustained underwriting profitability.”

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2022 First Quarter Financial Results Overview

2022 First Quarter Premiums

Gross Written Premiums

Gross written premiums increased 8.5% in the first quarter of 2022 to $33.0 million, compared to $30.4 million in the prior year period. The increase owes to a combination of rate and continued expansion into select specialty lines, specifically in the Company’s small business programs. Personal lines premium continues to compliment Conifer’s profitable top line growth, largely through its low-value dwelling line of business.

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Net Earned Premiums

Net earned premiums increased 4.9% to $24.0 million for the first quarter of 2022, compared to $22.8 million for the prior year period. The Company expects net earned premium increases to continue throughout 2022 as the past several quarters of consistent growth in gross written premium continues to earn ratably through the year.

Commercial Lines Financial and Operational Review

Three Months Ended March 31,		
	2022	2021	% Change
	(dollars in thousands)		
Gross written premiums	$ 28,586	$ 27,221	5.0%
Net written premiums	14,340	21,557	-33.5%
Net earned premiums	20,524	20,706	-0.9%
Underwriting ratios:			
Loss ratio	80.7%	81.7%	
Expense ratio	36.5%	44.6%	
Combined ratio	117.2%	126.3%	
Contribution to combined ratio from net (favorable) adverse prior year development	27.9%	24.9%	
Accident year combined ratio (1)	89.3%	101.4%	

(1) The accident year combined ratio is the sum of the loss ratio and the expense ratio, less changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides management with an assessment of the specific policy year's profitability and assists management in their evaluation of product pricing levels and quality of business written.

The Company’s commercial lines of business, representing 86.7% of total gross written premium in the first quarter of 2022, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 5.0% in the first quarter of 2022 to $28.6 million, as the Company continues to emphasize growth of its most profitable specialty lines.

The commercial lines combined ratio was 117.2% for the three months ended March 31, 2022, compared to 126.3% in the prior year period.  The loss ratio was 80.7% for the three months ended March 31, 2022, compared with 81.7% in the prior year period; near-term improvement is anticipated as deemphasized lines of business roll off the Company’s books.  The expense ratio for the first quarter was 36.5%, a significant improvement from 44.6% during the prior year period.

Commercial lines accident year combined ratio was 89.3% for the first quarter of 2022.

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Personal Lines Financial and Operational Review

Three Months Ended March 31,		
	2022	2021	% Change
	(dollars in thousands)		
Gross written premiums	$ 4,378	$ 3,152	38.9%
Net written premiums	3,681	2,926	25.8%
Net earned premiums	3,431	2,129	61.2%
Underwriting ratios:			
Loss ratio	41.0%	111.0%	
Expense ratio	43.5%	43.8%	
Combined ratio	84.5%	154.8%	
Contribution to combined ratio from net (favorable) adverse prior year development	(6.3)%	28.2%	
Accident year combined ratio	90.8%	126.6%

Personal lines, representing 13.3% of total gross written premium for the first quarter of 2022, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 38.9% to $4.4 million in the first quarter of 2022 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Oklahoma and Texas.

Personal lines combined ratio was 84.5% for the three months ended March 31, 2022, compared to 154.8% in the prior year period. Personal lines loss ratio was 41.0%, compared to 111.0% in the prior year period.

The personal lines accident year combined ratio was 90.8% for the quarter.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 112.5% for the quarter ended March 31, 2022, compared to 129.0% for the same period in 2021. The Company’s accident year combined ratio for the quarter ended March 31, 2022 was 89.5%, compared to 103.8% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $18.0 million for the three months ended March 31, 2022, compared to $19.4 million in the prior year period. This resulted in a loss ratio of 75.0%, compared to 84.4% in the prior year period.

Expense Ratio:

The expense ratio was 37.5% for the first quarter of 2022, compared to 44.6% in the prior year period.

Net Investment Income

Net investment income was $507,000 during the quarter ended March 31, 2022, compared to $532,000 in the prior year period.

Net Realized Investment (Losses) Gains

Net realized investment losses during the first quarter were $69,000, compared to net realized investment gains of $2.9 million in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a gain of $280,000 from the change in fair value of equity investments, compared to a loss of $540,000 in the prior year period.

Net Income (Loss)

In the first quarter of 2022, the Company reported a net loss of $2.9 million, or $0.30 per share, compared to net loss of $4.6 million, or $0.48 per share, in the prior year period.

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Adjusted Operating Income (Loss)

In the first quarter of 2022, the Company reported an adjusted operating loss of $3.1 million, or $0.32 per share, compared to an adjusted operating loss of $7.0 million, or $0.72 per share, for the same period in 2021. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, May 12, 2022 at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2022.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding the tax effect of changes in unrealized gains and losses, excluding the after-tax change in fair value of equity securities. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

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Reconciliations of adjusted operating income and adjusted operating income per share:

Three Months Ended March 31,	
	2022	2021
	(dollar in thousands, except share and per share amounts)	
Net income (loss)	$ (2,870)	$ (4,636)
Less:		
Net realized investment gains (losses), net of tax	(69)	2,924
Other gains (losses), net of tax	(5)	-
Change in fair value of equity securities, net of tax	280	(540)
Adjusted operating income (loss)	$ (3,076)	$ (7,020)
Weighted average common shares, diluted	9,707,817	9,681,728
Diluted income (loss) per common share:		
Net income (loss)	$ (0.30)	$ (0.48)
Less:		
Net realized investment gains (losses), net of tax	(0.01)	0.30
Other gains (losses), net of tax	-	-
Change in fair value of equity securities, net of tax	0.03	(0.06)
Adjusted operating income (loss), per share	$ (0.32)	$ (0.72)

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 10, 2022 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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